EXHIBIT 21

SUBSIDIARIES OF LINCOLN BANCORP

Name	Jurisdiction of Incorporation
Lincoln Bank	Federal
LF Service Corporation	Indiana
Citizens Loan and Service Corporation	Indiana
LF Portfolio Services, Inc.	Delaware